                              REINSURANCE AGREEMENT

           THIS AUTOMATIC SELF ADMINISTERED YRT REINSURANCE AGREEMENT

                             Effective March 1, 2007

                  (hereinafter referred to as the "Agreement")

                                 is made between

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              of Ft. Wayne, Indiana

                   (hereinafter referred to as "the Company")

                                       and

                           SAMPLE REINSURANCE COMPANY

                                 of Anytown, USA

                  (hereinafter referred to as "the Reinsurer")

                                TABLE OF CONTENTS

PREAMBLE

ARTICLE 1
1.1          Scope of Coverage

ARTICLE 2
2.1          Automatic Reinsurance
2.2          Facultative Reinsurance

ARTICLE 3
3.1          Automatic Submissions
3.2          Facultative Submissions

ARTICLE 4
4.1          Liability
4.2          Commencement of Automatic Reinsurance Liability
4.3          Commencement of Facultative Reinsurance Liability
4.4          Conditional or Interim Receipt Liability

ARTICLE 5
5.1          Premium Accounting
5.2          Non-Payment of Premiums

ARTICLE 6
6.1          Right of Offset

ARTICLE 7
7.1          Continuations
7.2          Policy Changes
7.3          Reductions
7.4          Lapses
7.5          Reinstatements
7.6          Last Survivor
7.7          Death Benefit Option C - Return of Premium

ARTICLE 8
8.1          Retention Limit Changes
8.2          Recapture

ARTICLE 9
9.1          Claims Notice
9.2          Claims Payment
9.3          Contested Claims

9.4          Extra Contractual Obligations
9.5          Misstatement of Age or Sex

ARTICLE 10
10.1         Errors and Omissions
10.2         Dispute Resolution
10.3         Arbitration

ARTICLE 11
11.1         Insolvency

ARTICLE 12
12.1         DAC Tax
12.2         Taxes and Expenses

ARTICLE 13
13.1         Entire Agreement
13.2         Inspection of Records
13.3         Good Faith
13.4         Confidentiality

ARTICLE 14
14.1         Duration of Agreement
14.2         Severability
14.3         Construction
14.4         Regulatory Compliance
14.5         Assets in Trust
14.6         Letters of Credit

ARTICLE 15
Notification

EXECUTION

EXHIBITS
A            Business Covered
A-1          Required Forms, Manuals & Issue Rules - Conditional Receipt Amount
B            Temporary Life Insurance Agreement Form
C            General Terms (including Reinsurance Rates and Allowances)
C-1          Specific Terms
D            The Company's Retention Limits
E            The Reinsurer's Automatic Acceptance Limits
E-1          Automatic Reduction To Standard (ARTS)
F            Reinsurance Reports
F-1          Policy Exhibit Summary
F-2          Valuation Summary
F-3          Valuation Reserve Certification

F-4            Tax Reserve Certification
G              Guaranteed Issue Application
H              Simplified Issue Application

                                    PREAMBLE

     This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer. The acceptance of risks under this Agreement will create no right or legal relation between the Reinsurer and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

     This Agreement will be binding upon the parties hereto and their respective successors and assigns.

                                    ARTICLE 1

1.1   SCOPE OF COVERAGE

      This Agreement applies to all insurance policies and supplementary benefits and riders attached thereto (hereinafter referred to as "Policies") listed in Exhibit A that have been issued directly by the Company in accordance with its new business underwriting rules, premium rates and policy forms as provided to the Reinsurer. This Agreement applies only to the issuance of such business by the Company to lives resident in the countries stated in Exhibit A, if issued in or issued for delivery in such country, and constitutes the transaction of business in a jurisdiction in which the Company is properly licensed.

      On and after the effective date of this Agreement, the Company will cede, and the Reinsurer will accept risk on the above referenced Policies in accordance with the terms and conditions of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as "Reinsured Policies".

      This Agreement does not cover the following unless specified elsewhere in this Agreement:

      1.1.1 Non-contractual conversions, rollovers, exchanges or group conversions; or

      1.1.2 Any business issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

      1.1.3 Any conversion of a previously issued policy that had been reinsured with another reinsurer.

      Conversions arising from subsections 1.1.1 and 1.1.3 will be covered under this Agreement provided that the conversions are underwritten as new business.

      Each policy covered under this Agreement must provide for the maximum normal periods of suicide and contestability protection permitted in the state in which the policy is executed.

                                    ARTICLE 2

2.1   AUTOMATIC REINSURANCE

      The Company will automatically cede the Reinsurer's share of the Policies, supplementary benefits and riders covered under this Agreement to the Reinsurer in accordance with the Automatic Acceptance Limits specified in Exhibit E, provided that:

      2.1.1 the Company has retained the amount stipulated in Exhibit D according to the age and mortality rating at the time of underwriting; and

      2.1.2 the total of the new reinsurance required and the amount already reinsured on that life under this Agreement and all other life agreements between the Reinsurer and the Company, does not exceed the Automatic Acceptance Limits set out in Exhibit E; and

      2.1.3 the amount of insurance does not exceed the Jumbo Limits as defined in Exhibit C-1; and

      2.1.4 the application is on a life for which an application has not been submitted by the Company on a facultative basis, (excluding lives submitted for facultative excess of the Company's automatic binding capacity), to any reinsurer within the last 3 years, unless the original reason for submitting facultatively no longer applies.

2.2   FACULTATIVE REINSURANCE

      If the Company receives an application for a policy covered under this Agreement that does not meet the automatic coverage criteria listed in
      Article 2.1 above, it may submit the application facultatively to the Reinsurer for its consideration. The reinsurance will also be on a facultative basis if the Company submits an application to the Reinsurer for facultative consideration on a plan or rider that qualifies for automatic reinsurance under this Agreement

      The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer that are accepted by the Company.

                                    ARTICLE 3

3.1   AUTOMATIC SUBMISSIONS

      The Company will submit automatic Policies to the Reinsurer in an electronic TAI format.

3.2   FACULTATIVE SUBMISSIONS

      The Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Reinsurance. Unless specified elsewhere in the Agreement, accompanying this Application for Reinsurance will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and other papers bearing on the insurability of the risk. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Company that is pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

      After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the Company of its underwriting decision. The Reinsurer's offer will expire at the end of the period stated in Exhibit A, unless otherwise specified by the Reinsurer. If the underwriting decision is acceptable to the Company and the Company's policy is subsequently placed in force in accordance with the issue rules provided to the Reinsurer, the Company will duly notify the Reinsurer of its acceptance in writing.

      If any risk is submitted to more than one reinsurer for consideration, facultative placement is based on the order of the responses received from the reinsurers, first offer in, taking into consideration the amount and rating requested by the Company.

      The Company will submit placed facultative policies to the Reinsurer in an electronic TAI format.

                                    ARTICLE 4

4.1   LIABILITY

      Unless specified elsewhere in the Agreement, the Reinsurer's liability for the Reinsured Policies is restricted to its share of the Company's liability as limited by the terms and conditions of the particular policy under which the Company is liable.

      The Reinsurer's liability to the Company for the reinsurance due shall be based on the net amount at risk at the time of the Insured Individual death. The Reinsurer's liability to the Company for the net amount at risk on a Policy that is reinsured shall be determined based on a ratio of the Reinsurer's liability to the total net amount at risk under the Policy at the time the reinsurance is placed. The Reinsurer shall share in any decrease in the net amount at risk in proportion to its share of the reinsurance on the Policy.

      The Reinsurer may terminate its liability for any Policies for which reinsurance premium payments are in arrears, according to the terms set out in Article 5.2 of this Agreement.

4.2   COMMENCEMENT OF AUTOMATIC REINSURANCE LIABILITY

      The Reinsurer's liability for any Reinsured Policy accepted automatically will begin simultaneously with the Company's contractual liability for that policy.

4.3   COMMENCEMENT OF FACULTATIVE REINSURANCE LIABILITY

      The Reinsurer's liability for any Reinsured Policy will begin simultaneously with the Company's contractual liability for that policy once the Reinsurer's facultative offer has been accepted by the Company in writing.

4.4   CONDITIONAL OR INTERIM RECEIPT LIABILITY

      Temporary Insurance Agreement coverage applicable to automatic reinsurance under this Agreement will be limited to amounts accepted within the company's usual cash-with-application procedures that provide temporary coverage up to the limits shown in Exhibit A-1.

      However, for facultative reinsurance, the Reinsurer's liability will not commence until the Reinsurer's facultative offer has been accepted by the Company; and then is limited to the company's usual cash-with-application procedures, which provide temporary coverage up to the limits shown in Exhibit A-1.

                                    ARTICLE 5

5.1   PREMIUM ACCOUNTING

      The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C.

5.2   NON-PAYMENT OF PREMIUMS, PREMIUM REFUNDS, AND CLAIM REIMBURSEMENTS

      The payment of reinsurance premiums to the Reinsurer, premium refunds to the Company, and claim reimbursements to the Company are conditions precedent to the liability of the Reinsurer and the Company for reinsurance covered by this Agreement. In the event that any of these amounts are not paid within 90 days of the Due Date stated in Exhibit F, the party due payment will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears without penalty. Neither The Company nor the Reinsurer will force termination under the provisions of this Article solely to avoid the recapture requirements of this Agreement or to transfer the Reinsured Policies to another reinsurer.

                                    ARTICLE 6

6.1   RIGHT OF OFFSET

      The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

      The right of offset will not be affected or diminished because of the insolvency of either party.

                                    ARTICLE 7

7.1   CONTINUATIONS

      If a Reinsured Policy is converted, exchanged or internally replaced, the Company will promptly notify the Reinsurer. A policy arising from the non-contractual internal replacement of a policy that is five years or more removed from initial underwriting will require full underwriting. Non-contractual internal replacements that are less than five years removed from initial underwriting will require modified underwriting using parameters previously agreed to by the Reinsurer. All changes to the existing modified underwriting parameters must be submitted to and approved by the Reinsurer as provided for in Exhibit A-1. The new policy arising from an underwritten internal replacement that provides for the maximum new suicide and contestable periods permitted in the state in which the policy is executed will be considered new business under the terms of this Agreement. Reinsurance on the new policy will be on a first year YRT basis using the rates specified in Exhibit C-1.

      A non-underwritten policy arising from the contractual conversion, exchange or replacement of a Policy previously covered under this Agreement will continue to be reinsured with the Reinsurer. A non-underwritten policy arising from the contractual conversion, exchange or replacement of a Policy previously covered under a former Jefferson Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company or Jefferson Pilot LifeAmerica Insurance Company agreement will continue to be reinsured with the Reinsurer under this Agreement. The amount to be reinsured will be determined on the same basis as used for the original policy but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise. A conversion, exchange, or replacement that is fully underwritten shall be treated as new business. Continuations to risks with Death Benefit Option C (Return of Premium) must be fully underwritten.

      The above terms will apply unless specified otherwise in Exhibit C-1.

7.2   POLICY CHANGES

      If the plan, the amount of reinsurance, or the premiums of a Reinsured Policy are changed, the Company will promptly inform the Reinsurer.

      Whenever a Reinsured Policy is changed and the Company's underwriting rules do not require that full evidence be obtained, the reinsurance will remain in effect with the Reinsurer. The suicide, contestability and recapture periods applicable to the original Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured Policy.

      Whenever a Reinsured Policy is changed and the Company's underwriting rules require that full evidence be obtained, the change will be subject to the Reinsurer's approval, if:

      7.2.1 the new amount of the Reinsured Policy would be in excess of the Automatic Acceptance Limit, in effect at the time of the change, as set out in Exhibit E; or

      7.2.2 the new amount of the policy and the amount already in force on the same life exceeds the Jumbo Limit stated in Exhibit C-1; or

      7.2.3 the Reinsured Policy is submitted for facultative excess of Company's automatic binding capacity.

      The amount of any non-contractual increase will be subject to the terms stated in Exhibit C and the Limits stated in Exhibit C-1 and Exhibit E.

      For changes not covered under this Agreement, which affect the terms of any Reinsured Policy, the Company must obtain the Reinsurer's approval before such changes become effective.

7.3   REDUCTIONS

      Unless specified otherwise in this Agreement, if the amount of insurance of a policy issued by the Company is reduced and:

      7.3.1 the amount of reinsurance is on excess basis, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance is terminated; or

      7.3.2 the amount of reinsurance is on a quota share basis, then the amount of reinsurance on that life will be reduced effective the same date by the same proportion as the reduction under the original policy.

      The reduction will first apply to any reinsurance on the policy being reduced and then if applicable in a chronological order according to policy date ("first in, first out") to any reinsurance on the other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

      If the reinsurance for a policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

7.4   LAPSES

      When a Reinsured Policy lapses, reinsurance thereon will be terminated effective the same date.

      Unless specified otherwise in this Agreement, if a policy fully retained by the Company lapses, the terms under the preceding Reductions clause would apply.

      If a Reinsured Policy lapses and extended term insurance is elected under the terms of the Policy, the reinsurance thereon will continue on the same basis as the original Policy until the expiry of the extended term period.

      If a Reinsured Policy lapses and reduced paid-up insurance is elected under the terms of the Policy, the amount of reinsurance will be reduced according to the terms under the preceding Reductions clause.

      If the Company allows the Reinsured Policy to remain in force under its automatic premium loan regulations, the reinsurance will continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement.

      The Reinsurer does not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement. Therefore, policy loans do not affect the amount of reinsurance.

7.5   REINSTATEMENTS

      If a policy reinsured on an automatic basis is reinstated in accordance with its terms or the rules of the Company the Reinsurer will, upon notification of reinstatement, reinstate the Reinsured Policy automatically. The Reinsurer's approval is required only for the reinstatement of a facultative policy when the Company's regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

7.6   LAST SURVIVOR

      With respect to any Last Survivor Policy covered hereunder, the Company's retention shall be equal to the highest amount which could have been retained by the Company as set forth in Exhibit D taking into account amounts issued and retained on either of the lives insured under the Last Survivor Policy. However, at no time will the highest corporate retention shown in Exhibit D be exceeded.

      The Company may reinsure the policy automatically if both insureds fall within the appropriate age limits and underwriting classes as specified in Exhibit C-1.

      In the event the Last Survivor Policy permits the insureds to split the Last Survivor Policy into separate policies on the life of each insured under the Last Survivor Policy, the new policies shall be Continuations as Defined in Article 7.1 of this Agreement. Any substandard or flat extras assessed a life under the Last Survivor Policy shall be payable under the appropriate Continuation Policy. The reinsured premiums for the Individual Policies shall be in accordance with the terms specified in Exhibit C.

      In the event one life is determined to be uninsurable, the provisions of this Article will continue to apply with the following exceptions:

            a) The Company may reinsure the policy automatically if the insurable life falls within the appropriate age limit and underwriting class as specified in Exhibit C1 and the policy meets the criteria specified in Article 2.1.

            b) The Company need only apply its standard underwriting rules and practices to the insurable life.

            c) The reinsurance premium shall be computed on the age and premium rates applicable to the insured risk.

7.7   DEATH BENEFIT OPTION C - RETURN OF PREMIUM

      For VUL and UL Life type plans with DBO C, specified amount plus return of premium less withdrawals, the net amount at risk equals the difference between the share of the death benefit reinsured and the applicable cash or fund value. These risks will be reinsured on a first-dollar quota-share basis with the Company retaining 50% of the initial specified amount up to the amounts shown in Exhibit D. Future fluctuations in NAR will be shared by the Company and the Reinsurer proportionately as defined by the initial cession.

      Conversions and exchanges to Death Benefit Option C are not allowed.

                                    ARTICLE 8

8.1   RETENTION LIMIT CHANGES

      If the Company changes its retention limits, it will provide the Reinsurer with written notice of the new retention limits and the effective date.

      A change to the Company's Retention Limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement. Furthermore, such a change will not affect the Automatic Acceptance Limits in Exhibit E unless mutually agreed by the Company and the Reinsurer.

8.2   RECAPTURE

      When the Company increases the dollar retention limit the amount of in force Reinsured Policies may be reduced provided:

      8.2.1 the Company gives the Reinsurer written notice of its intention to recapture within 90 days of the effective date of the retention increase; and

      8.2.2 the amount eligible for recapture will be the difference between the amount originally retained and the amount the Company would have retained on the same quota share basis as referenced in Exhibit D had the new retention limit schedule been in effect at the time of issue; and

      8.2.3 such recaptures are made on the next anniversary of each Reinsured Policy affected unless mutually agreed otherwise by the Company and the Reinsurer and with no recapture being made until the Reinsured Policy has been in force for the period stated in Exhibit C-1. For a conversion or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy; and

      8.2.4 the Company has maintained from the time the policy was issued, its full retention as set out in Exhibit D for the plan and the insured's classification; and

      8.2.5 the Company has applied its increased Retention Limits in a consistent manner to all categories of its Retention Limits set out in Exhibit D unless otherwise agreed to by the Reinsurer.

      In applying its increased Retention Limits to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Company's increased retention.

      Recapture as provided herein is optional with the Company, but if any Reinsured Policy is recaptured, all Reinsured Policies eligible for recapture under the provisions of this Article must be recaptured. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

      The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

      The Company may not revoke its election to recapture for Reinsured Policies becoming eligible at future anniversaries.

      No recapture of Reinsured Policies will occur if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention.

      The Reinsurer will not be liable, after the effective date of recapture, for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture that the Company has overlooked. The Reinsurer will be liable only for a credit of the premiums, received after the recapture date, less any allowance.

      The terms and conditions for the Company to recapture in force Reinsured Policies due to the insolvency of the Reinsurer are set out in the Insolvency clause in Article 11.

      If the Company transfers business that is reinsured under this Agreement to a successor company, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this Article, only if the successor company has or adopts a higher retention limit than that of the Company.

                                    ARTICLE 9

9.1   CLAIMS NOTICE

      The Company shall give the Reinsurer prompt notice of any claim submitted on a policy reinsured under this Agreement. The settlement made by the Company on any such claim, whether made under strict policy conditions or compromised for a lesser amount, shall be binding on the Reinsurer. The Company agrees to act in good faith on all claim settlements made under this Agreement. The Reinsurer's liability for the insurance benefits reinsured under this Agreement will be the same as the Company's liability for such benefits. All reinsurance claim settlements will be subject to the terms and conditions of the particular contract under which the Ceding Company are liable.

9.2   CLAIMS PAYMENT

      The Company shall furnish the Reinsurer with copies of the proofs of claims on all coverages with face amounts greater than $50,000. "Proofs of claim" consist of death certificate, claimant's statement and proof of payment by the Company, and any other documentation which might reasonably be requested by the Reinsurer. The Company will also provide other documents bearing on such claim or proceeding upon the request of the Reinsurer. Payment in settlement of the reinsurance under a claim approved and paid by the Company for a life reinsured hereunder shall be made by deducting the reinsurance proceeds from the premium due the Reinsurer. The Company does reserve the right, however, to request a cash payment from the Reinsurer on any particular Claim rather than deducting the payment from the premium due. The payment of reinsurance proceeds shall be in one lump sum, regardless of the method of settlement under the Policy. The Reinsurer will pay to the Company its proportionate share of expenses subject to the limitations of Article 9.3.

9.3   CONTESTED CLAIMS

      The Company will promptly notify the Reinsurer of its intention to contest, compromise or litigate any claim (a "Contested Claim"). The Company will provide the Reinsurer all relevant information and documents, as such become available, pertaining to Contested Claims and will promptly report any developments during the Reinsurer's review. The parties acknowledge that any denial of a claim during the policy contestable period will be a Contested Claim. Upon receipt of notice of a Contested Claim, the Reinsurer will promptly notify the Company of its decision whether or not to accept any such action within 10 business days. If the Reinsurer declines to be a party to the contest, compromise or litigation, the Reinsurer shall pay the Company its share of the reinsured net amount at risk, interest and routine investigative expenses to date and thereby be fully discharged of any further liability and subsequent expenses and will not share in any subsequent reduction or increase in liability. If the Reinsurer accepts participation and the Company's contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share proportionately in any such reduction or increase. Failure by the Reinsurer to respond within 10 business days after notification by the Company of the Contested Claim will bind the Reinsurer to the Company's recommended action to contest, compromise, or litigate the claim. The Reinsurer agrees not to subsequently modify the original decision to participate unless the Company provides the Reinsurer with additional information that is material to the original decision. Both parties agree that subsequent notification of litigation of a contested claim does not in itself constitute a material change. If the Reinsurer accepts the decision to contest, the Reinsurer shall share in the expense of any contest, compromise or litigation of a claim.

      The Reinsurer's share of any such expenses shall be in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Company under all policies on the life being contested by the Company. The Reinsurer shall share in the total amount of any reduction in liability in the same proportion. However, the Reinsurer will not have to reimburse the Company for the following expenses:

      9.3.1 salaries of employees or other internal expenses of the Company; and

      9.3.2 expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

      The Reinsurer will pay to the Company its proportionate share of the following expenses arising out of the settlement or litigation of a claim:

      9.3.3 investigative expenses;

      9.3.4 attorneys' fees;

      9.3.5 penalties and interest imposed automatically against the Company by statute or arising out of a judgment rendered against the Company in a suit for policy benefits; and

      9.3.6 interest paid to the claimant on death benefit proceeds according to the Company's practices. Reimbursements of interest in excess of 9%, unless otherwise dictated by local legislation, will require the Reinsurer's approval.

9.4   EXTRA CONTRACTUAL OBLIGATIONS

      Extra Contractual Obligations are obligations outside of the contractual obligations and include but are not limited to punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties which may arise from the willful and/or negligent acts or omissions by the Company. The Reinsurer is not liable for Extra Contractual Obligations unless it concurred in advance and in writing with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations.

      In such situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

      Notwithstanding anything stated herein, this Agreement will not apply to any Extra Contractual Obligations incurred by the Company as a result of any fraudulent and/or criminal act by any employee or officer of the Company or an agent representing the Company, acting individually, collectively or in collusion in the presentation, defense, or settlement of any claim.

      The Reinsurer and the Company both acknowledge that good faith will be used in determining whether or not the Company is reimbursed by the Reinsurer for any Extra Contractual Obligations.

9.5   MISSTATEMENT OF AGE OR SEX

      In the event of an increase or reduction in the amount of the Company's insurance on any policy reinsured hereunder because of a misstatement of age and/or sex being established after the death of the insured, the Company and the Reinsurer shall share in such increase or reduction in proportion to their respective net amounts at risk under such policy.

                                   ARTICLE 10

10.1  ERRORS AND OMISSIONS

      No delays, errors or omissions on the part of the Company or the Reinsurer shall relieve the other party of liability provided such delays, errors or omissions are rectified as soon as possible after discovery. However, the Reinsurer shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium calculation but which ought to not have been included by reason of the terms and conditions of this Agreement. Such inadvertent premium payments shall be returned.

10.2. DISPUTE RESOLUTION

      If either the Company or the Reinsurer has given written notification of a dispute to the other party, then within 15 days of such notification both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

      If these officers are unable to resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional 30 days.

10.3  ARBITRATION

      If the Company and Reinsurer are unable to mutually resolve a dispute or controversy relating to policies covered under this Agreement or the breach thereof, the matter will be referred to arbitration.

      To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. There will be three arbitrators selected who will be officers of Life Insurance Companies or Life Reinsurance Companies excluding officers of the parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The arbitrators, who will regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine the interpretation of the treaty obligation.

      Each party will appoint one arbitrator and these two arbitrators will select a third arbitrator within 2 weeks of the appointment of the second. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator. Should the two arbitrators not agree on the choice of the third within 30 days after the appointment of the second arbitrator, then each party will name four candidates to serve as the arbitrator. Beginning with the party who did not initiate arbitration, each party will eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

      The place of meeting of the arbitrators will be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators will be final and binding on both parties and their respective successors and assigns.

      The arbitrators will render a decision within 4 months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within 4 months, new arbitrators will be selected as above. There will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

      Unless the Arbitrators decide otherwise, each party will bear the expense of its own arbitration, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

      It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

                                   ARTICLE 11

11.1  INSOLVENCY

      A party to this Agreement will be deemed "insolvent" when it:

      11.1.1 applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

      11.1.2 is adjudicated as bankrupt or insolvent; or

      11.1.3 files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

      11.1.4 becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

      In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative, on the basis of the liability of the Company under the Reinsured Policies without diminution because of the insolvency of the Company.

      The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Company on Policies reinsured under this Agreement. The Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any Policies reinsured within a reasonable time after such claims are filed in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses, which it may deem available to the Company or the Authorized Representative.

      The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

      In the event of insolvency, the Right of Offset afforded under Article 6.1 will remain in full force and effect to the extent permitted by applicable law.

      In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation, effective on the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

      In addition, the Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the Policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Company and would not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Upon recapture the Reinsurer will pay the unearned reinsurance premium reserve (if any) to the Company on the risks reinsured under this Agreement.

                                   ARTICLE 12

12.1  DAC TAX

      The Company and the Reinsurer agree to the DAC Tax Election pursuant to
      Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

      12.1.1 the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

      12.1.2 both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. To achieve this, the Company shall provide the Reinsurer with a schedule of its calculation of the net considerations for all reinsurance agreements in force between them for a taxable year by no later than May 1 of the succeeding year. The Reinsurer shall advise the Company no later than May 31, otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If the Reinsurer contests the Company's calculation of net consideration, the parties agree to act in good faith to resolve any differences within thirty (30) days of the date the Reinsurer submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such year.

      The term "net consideration" will refer to the net consideration as defined in Regulation Section 1.848-2(f).

      The Company and the Reinsurer will report the amount of net consideration in their respective federal income tax returns for the previous calendar year.

      The Company and the Reinsurer will also attach a schedule to their respective federal income tax returns, which identifies the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation
      Section 1.848.2 (g) (8) has been made.

      This DAC Tax Election will be effective for all years for which this Agreement remains in effect.

      The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.2  TAXES AND EXPENSES

      Apart from any taxes, allowances, refunds, and expenses specifically referred to elsewhere in this Agreement, no taxes, allowances, or proportion of any expense will be paid by the Reinsurer to the Company in respect of any Reinsured Policy.

                                   ARTICLE 13

13.1  ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the Company and the Reinsurer with respect to the business reinsured hereunder other than as expressed in this Agreement.

      Any alteration to this Agreement will be null and void unless made by written amendment, attached to the Agreement and signed by both parties.

13.2  INSPECTION OF RECORDS

      The Reinsurer, or its duly appointed representatives, will have access to the records of the Company concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours.

      Provided there is business in force under this Agreement, the Reinsurer's right of access as specified above will survive the term of the Agreement.

13.3  GOOD FAITH

      All matters with respect to this Agreement require the utmost good faith of both parties.

      Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

      The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other's representations and warranties. The Ceding Company and the Reinsurer each affirms that it has and will continue to disclose all matters material to this Agreement. Material for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to affect the Reinsurer's terms under this Agreement. Examples of such matters are material changes in policy distribution methods, policy provisions, issue practices, underwriting or claims practices that are intentional and within the control of the Company.

      The Reinsurer will have the right to accept in writing any material change as applied to a Policy before accepting any liability with respect to these Policies. Any outsourcing by the Ceding Company of material functions concerning the Policies will be deemed material. The Company will secure the Reinsurer's right to audit any outsourcing of any material Ceding Company functions concerning the Policies.

13.4  CONFIDENTIALITY

      Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared client and proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been mandated by law or is duly required by external auditors.

      Client information includes medical, financial and other personal information about proposed, current and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Company. Proprietary Information includes but is not limited to underwriting manuals and guidelines, applications and contract forms and premium rates and allowances of the Reinsurer and the Company.

      In addition, the Company and the Reinsurer will comply with relevant privacy legislation.

                                   ARTICLE 14

14.1  DURATION OF AGREEMENT

      This Agreement is unlimited as to its duration. The Reinsurer or the Company may terminate this Agreement with respect to the reinsurance of new business by giving at least 90 days written notice of termination to the other party.

      During the 90-day notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement.

      Further, the Reinsurer remains liable for all Reinsured Policies in force at the date of the termination stated in the notice of termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

      The Company shall have the option of terminating this Agreement for new business at anytime, upon delivery of written notice to the Reinsurer of at least 30 days prior to such termination of any of the following events:

      14.1.1 the Reinsurer's rating by A.M. Best is reduced from the rating which existed at the time this Agreement became effective to a Best's rating below A- and the Reinsurer's surplus falls below 300% of Authorized Control Level; or

      14.1.2 the Reinsurer is placed on a "watch list" by its domiciliary state's insurance regulators due to the Reinsurer's failure to maintain the financial standards required in its domiciliary state; or

      14.1.3 the regulatory authority of any state in which the Reinsurer is authorized to do business revokes the Reinsurer's right to continue conducting business in that state and the Reinsurer has not met the requirements of Article 14 subsection 14.4, 14.5 or 14.6; or

      14.1.4 an order appointing a receiver or trustee for management of the Reinsurer is entered or a proceeding is commenced for rehabilitation, liquidation, supervision, or conservation of the Reinsurer; or

      14.1.5 the Reinsurer notifies the Company of a request for increase in premium. However, the right of the Company to recapture the business will not be triggered if the Reinsurer is simply following a rate increase that the Company is giving to the underlying policyholders; or

      14.1.6 If, despite its best efforts, the Reinsurer is unable or fails to comply with the terms of Articles 14.4, 14.5 or 14.6 and the Company is unable to receive full statutory accounting credit for reinsurance ceded to the Reinsurer under this Agreement.

14.2  SEVERABILITY

      If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

14.3  CONSTRUCTION

      The rights and obligations under this Agreement will be construed and administered in accordance with the laws of the Company's state of domicile stated in Exhibit A.

14.4  REGULATORY COMPLIANCE

      Each party hereto warrants that it has secured all necessary federal and state licenses and approvals and that it is operating in compliance with federal and state insurance laws and regulations.

      It is the intention of the Company and the Reinsurer that the Company will receive full statutory reserve credit for the insurance risks ceded to the Reinsurer under this Agreement in all jurisdictions in which the Company is authorized to do business or accredited as a reinsurer. Said reserve credit shall be in an amount no less than the amount calculated as the Treaty Reserve and shall be supported by Collateral. In addition to the requirements of other provisions of this Agreement, the Reinsurer agrees to take any other steps necessary for the Company to receive such statutory accounting treatment. In furtherance thereof, on its balance sheet, the Reinsurer shall hold a reserve at least equal to the minimum US statutory reserve credit specified above.

      If, despite its best efforts, the Reinsurer is unable or fails to comply with the terms of this Article, it shall immediately notify the Company, and the Company shall have the right to terminate this Agreement and recapture all reinsurance hereunder pursuant to Articles 8 and 14.

      If the Reinsurer is not authorized, admitted as a reinsurer, approved as a non-admitted reinsurer or the regulatory authority revokes the right of the Reinsurer to continue conducting business in any jurisdiction where the Company is authorized to do business, the Reinsurer shall have 60 days to apply for and provide the Company with letters of credit, assets in trust, or other form of Collateral agreeable to both parties that will allow the Company to take full statutory reserve credit for the insurance risks ceded to the Reinsurer under this Agreement.

14.5  ASSETS IN TRUST

      14.5.1 In order for the Company to take full reinsurance credit in any and all jurisdictions where the Company conducts business or is accredited as a reinsurer, the Reinsurer may provide, at its sole expense, one or more trust accounts for the sole use, benefit and security of the Company. The Reinsurer and any such trust account(s) shall comply with all applicable Indiana laws, including I.C. 27-6-10-14 and Indiana Administrative Code title 760, Section 1-56-10 as well as the relevant provisions of other states' laws, including but not limited to those of the State of New York. To the extent that the Reinsurer opts to use one or more trust accounts as Collateral, the following subsections in this Article shall apply to such trust(s).

      14.5.2 Prior to depositing assets with the trustee, the Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, and take any other steps required in order that the Company, or the trustee upon the direction of the Company, may whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other person or entity.

      14.5.3 The assets in the trust(s) shall be invested and reinvested by the Reinsurer so as to satisfy its obligation to ensure that the Company receives full statutory accounting credit for reinsurance ceded to the Reinsurer in all jurisdictions in which the Company is authorized to do business or accredited as a reinsurer. All investments shall be limited to those permitted by both I.C.
             Section 27-6-10-14(c)(2) and Title 11 New York Codes, Rules and Regulations Section 126 and any successors thereto.

      14.5.4 If at the end of any calendar quarter, the Treaty Reserve for the Reinsurer's share of the reinsured risks on the Contracts exceeds the fair market value of all Collateral, the Reinsurer shall either deposit cash or securities which meet the requirements of subsection 14.5.3 in an amount equal to the shortfall into the trust(s), or furnish one or more letters of credit consistent with the terms of Article 14.6, so that the total Collateral meets the requirements of Article 14.4. However, if at the end of any calendar quarter the fair market value of all Collateral exceeds the Treaty Reserve required for the Reinsurer's quota share of the risks reinsured, the Reinsurer may request that the Company withdraw from the trust(s) an amount not greater than such excess amount and deliver that amount to the Reinsurer, consistent with applicable legal requirements. In addition, the Reinsurer shall have the discretion to add additional amounts to the trust(s) or to refrain from withdrawing excess funds from the trust(s). All withdrawals of assets from the trust(s) shall be made by the Company.

      14.5.5 The Reinsurer shall pay all trustee and custodial fees for the trust(s). Assets in the trust(s) shall not be used to pay any such fees.

      14.5.6 The Company or its successors in interest may draw against the assets in said trust account(s) at any time, notwithstanding any other provision in this Agreement, and shall utilize the amount drawn for one or more of the following reasons only:

             (a) To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any premiums returned to the owners of Individual Policies reinsured under this Agreement on account of cancellations of such Policies;

             (b) To reimburse the Company for the quota share of surrenders and benefits or losses by the Company under the terms and conditions of the Individual Policies reinsured under this Agreement;

             (c) To fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the ceding insurer's liabilities for Contracts ceded under this Agreement (such amount shall include, but not be limited to, amounts for statutory policy reserves, claims and losses incurred, and unearned premiums);

             (d)   To pay any other amounts due under this Agreement.

      The foregoing limitation on the use of withdrawn funds shall apply to the Company or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, and shall apply without diminution because of insolvency on the part of the Company or the Reinsurer.

      14.5.7 The Company agrees to return promptly to the Reinsurer any amounts drawn on such letters of credit in excess of the actual amounts required for Subparagraphs 14.5.6 (a), (b) and (c), above, or in the case of Subparagraph 14.5.6 (d), above, any amounts that are subsequently determined to be in excess of the amounts due.

      14.5.8 The rights and liabilities of the Company and the Reinsurer, as set forth in this Article shall not be diminished in any manner by the insolvency of the other party.

14.6  LETTERS OF CREDIT

      14.6.1 The Reinsurer may meet its obligations as described in Article 14.4, by providing to the Company letters of credit made payable to the Company in an amount sufficient to meet such obligation, after taking into account any and all Collateral already contained in one or more trust accounts as described in Article 14.5. The amount of such letters of credit shall be adjusted periodically so that the amount of such letters of credit is at least equal to the amount specified in this subsection as of the last day of each calendar quarter. Any letters of credit entered into pursuant to this subsection shall comply with all applicable laws, including but not limited to the insurance laws of the States of Indiana and New York.

      14.6.2 The Reinsurer and the Company agree that any letters of credit provided by the Reinsurer may be drawn upon by the Company at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by the Company or any successor by operation of law of the Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

             (a) To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any premiums returned to the owners of Individual Policies reinsured under this Agreement on account of cancellations of such Policies;

             (b) To reimburse the Company for the quota share of surrenders and benefits or losses by the Company under the terms and conditions of the Individual Policies reinsured under this Agreement;

             (c) To fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the ceding insurer's liabilities for Contracts ceded under this Agreement (such amount shall include, but not be limited to, amounts for statutory policy reserves, claims and losses incurred, and unearned premiums);

             (d)   To pay any other amounts due under this Agreement.

      The foregoing limitation on the use of withdrawn funds shall apply to the Company or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, and shall apply without diminution because of insolvency on the part of the Company or the Reinsurer.

      14.6.3 The Company agrees to return promptly to the Reinsurer any amounts drawn on such letters of credit in excess of the actual amounts required for subsections 14.6.2 (a), (b) and (c), above, or in the case of subsection 14.6.2 (d), above, any amounts that are subsequently determined to be in excess of the amounts due.

      14.6.4 Payment to the Company by the issuing banks of amounts drawn on the letters of credit pursuant to subsections 14.6.2 (a), (b) and (d), above, shall constitute payment by the Reinsurer pursuant to this Agreement and shall discharge the Reinsurer of the obligation which gave rise to the draw, provided however the Reinsurer may later contest whether it had failed to reimburse or pay the Company as required by this Agreement.

                                   ARTICLE 15

      NOTIFICATIONS

      1. Notices shall only be effective if made by either the Company or Reinsurer in writing and shall be sent to the intended recipient at its address or number as set out below:

                   Company:      Company Name
                                 Mailing address
                                 Attn: to be inserted
                                 Title: to be inserted
                                 Fax: to be inserted

                   Reinsurer:

      2. Either the Company or Reinsurer may change its Notice details on giving Notice to the other of the change in accordance with this Article. Such change shall be effective five (5) business days after the Notice has been given, or such later date as may be specified in the Notice.

                                    EXECUTION

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


By:                                        By:
       ---------------------------------          ------------------------------

Title:                                     Title:
       ---------------------------------          ------------------------------

Date:                                      Date:
       ---------------------------------          ------------------------------

Place:                                     Place:
       ---------------------------------          ------------------------------

Signed for and on behalf of SAMPLE REINSURANCE COMPANY


By:                                        By:
       ---------------------------------          ------------------------------

Title:                                     Title:
       ---------------------------------          ------------------------------

Date:                                      Date:
       ---------------------------------          ------------------------------

Place:                                     Place:
       ---------------------------------          ------------------------------